EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

United Fire Group, Inc. (“UFG” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock.
The rights of shareholders of the Company are generally governed by the Iowa Business Corporation Act (“IBCA”) and the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws (the “Bylaws”). The general terms and provisions of the Company’s common stock are summarized below. This summary is not complete and is qualified by reference to the full texts of the Articles and Incorporation and Bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. Please also refer to the applicable provisions of the IBCA for additional information.
DESCRIPTION OF COMMON STOCK
Authorized Shares
The Company is authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share.
Listing
UFG common stock is listed on the NASDAQ Global Select Market under the trading symbol “UFCS.”
Dividends
Subject to preferences applicable to any shares of outstanding preferred stock, the Board of Directors may declare dividends upon the common stock of UFG, subject to the applicable provisions of the IBCA. The Company may pay dividends in cash, in property, or in shares of the capital stock, subject to the provisions of the IBCA. All shares of UFG common stock are entitled to participate ratably with respect to dividends or other distributions.
Liquidation Rights
If the Company is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of UFG common stock are entitled to share ratably in all assets of the Company available for distribution to the shareholders after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.
Voting Rights
Holders of UFG common stock are entitled to one vote per share on all matters to be voted upon by shareholders. There are no cumulative voting rights. Directors are elected by the vote of a majority of shareholders entitled to vote; provided, however, directors are elected by a plurality of votes cast at any meeting at which a quorum is present and for which the number of nominees for director is greater than the number of directors to be elected.
Absence of Other Rights
There are no preemption, redemption, cumulative voting, sinking fund or conversion rights applicable to the UFG common stock.

Anti-Takeover Provisions of the Articles of Incorporation and Bylaws
The Company’s Articles of Incorporation and Bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes in control or management. These provisions include:

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the authority of the Board of Directors to issue up to 10,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of these shares, without shareholder approval;

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a classified Board of Directors having three classes of directors, with the terms of the members of a different class of directors expiring each year and directors for that class being elected to three-year terms;

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requiring the affirmative vote of holders of at least sixty percent (60%) of the outstanding shares of voting stock to approve any plan of merger, consolidation, or sale or exchange of all or substantially all of the assets of the Company;

•	requiring the affirmative vote of holders of at least sixty percent (60%) of the outstanding shares of voting stock to amend the Articles of Incorporation; and

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permitting a holder or group of holders of UFG common stock who own not less than one-fifth (1/5) but less than a majority of the outstanding shares of common stock to nominate and elect that number of directors, ignoring fractions, which bears the same ratio to the number of directors to be elected as the number of shares of common stock held by such shareholders bears to the total shares of common stock outstanding, but the total number of directors so elected by minority stockholders may not exceed one less than a majority of the aggregate number of directors to be elected.

Such provisions may have the effect of delaying or preventing a change in control.
Anti-Takeover Effects of State Law
Certain provisions of Iowa law could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise or to remove our incumbent officers and directors. These provisions may discourage coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.
We are subject to Section 1110 of the IBCA, which prohibits persons deemed “interested stockholders” from engaging in a business combination with an Iowa corporation for three years following the date these persons become interested stockholders. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the previous three years did own, 10.0 percent or more of our common stock. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors.
Section 624A of the IBCA permits us to issue stock rights or options having terms and conditions that preclude or limit the exercise, transfer, or receipt of such rights or options by a person, or group of persons, owning or offering to acquire a specified number or percentage of the outstanding common shares or other securities of the corporation, or a transferee of the offeror, or that invalidate or void such stock rights or options held by an offeror or a transferee of the offeror.
    Section 502.321E of the Iowa Uniform Securities Act sets forth the following limitations on offers and offerors: (i) a takeover offer shall contain substantially the same terms for shareholders residing within and outside this state; (ii) an offeror shall provide that any equity securities of a target company deposited or tendered pursuant to a takeover offer may be withdrawn by or on behalf of an offeree within seven days after the date the offer has become effective and after sixty days from the date the offer has become effective, or as otherwise determined by the administrator pursuant to a rule or order issued for the protection of the shareholders; (iii) if an offeror makes a takeover offer for less than all the outstanding equity securities of any class and, within ten days after the offer has become effective and copies of the offer, or notice of any increase in the consideration offered, are first published or sent or given to equity security holders, the number of securities deposited or tendered pursuant to the offer is greater than the number of securities that the offeror has offered to accept and pay for, the securities shall be accepted pro rata, disregarding fractions, according to the number of securities deposited or tendered for each offeree; (iv) if an offeror varies the terms of a takeover offer before the offer’s expiration date by increasing the consideration offered to equity security holders, the offeror shall pay the increased consideration for all equity securities accepted, whether the securities have been accepted by the offeror before or after the variation in the terms of the offer; (v) an offeror shall not make a takeover offer or acquire any equity securities in this state pursuant to a takeover offer during the period of time that an administrator’s proceeding alleging a violation of this chapter is pending against the offeror; (vi) an offeror shall not acquire, remove, or exercise control, directly or indirectly, over any target company assets located in this state pursuant to a takeover offer during the period of time that an administrator’s proceeding alleging a violation of this chapter is pending against the offeror; and (vii) an offeror shall not acquire from a resident of this state an equity security of any class of a target company at any time within two years following the last purchase of securities pursuant to a takeover offer with respect to that class, including, but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.
State Insurance Laws
Before a person can acquire control of an insurance company domiciled in a U.S. state, prior written approval must generally be obtained from the insurance regulator of the state where the insurance company is domiciled. Prior to granting approval of an application to acquire control of an insurance company, the state insurance regulator will consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management of the applicant’s board of directors and executive officers, the acquirer’s plans for the future operations of the insurer and any anti-competitive effects that may arise from the consummation of the acquisition of control. Generally, state insurance laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10.0 percent or more of the voting securities of the insurance company. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to the state insurance regulator of a change in control with respect to a non-domestic insurance company licensed to do business in that state. While such pre-acquisition notification statutes do not authorize the state insurance regulator to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic insurance company if certain conditions exist, such as undue market concentration. These approval requirements may deter, delay or prevent transactions that stockholders may otherwise deem to be in their best interests.